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                                  NEWS RELEASE

Donna Smith, Manager Investor Relations          Dan Chmielewski
Rainbow Technologies, Inc.                       Rainbow Technologies, Inc.
(949) 450-7350                                   949-450-7377
f: (949) 753-9507                                dchm@rainbow.com
dsmith@rainbow.com

                  RAINBOW TECHNOLOGIES' Q2-2003 BUSINESS UPDATE

                 Q2 2003 Earnings Per Share Expected to be $0.09

      IRVINE, CALIFORNIA - July 1, 2003 -- Rainbow Technologies, Inc. (Nasdaq:
RNBO) today announced that it anticipates revenue for Q2 2003 to be about $33 million and earnings per share to be $0.09, compared to estimates ranging from $0.10 to $0.12.

      The company's eSecurity business segment continues to be negatively impacted by the ongoing softness in IT spending in North America. The company does not anticipate sequential improvement in revenue for the eSecurity segment until Q4 2003.

      Second quarter revenue for the company's Secure Communications business segment will be sequentially up. Backlog for this business segment remains strong.

      "Rainbow anticipates total revenues for Q3 and Q4 2003 will be sequentially up, due primarily to continued strength in the government business and international operations," said Walt Straub, President and CEO of Rainbow.

      Rainbow will host a conference call and Web cast on Wednesday, July 2, 2003, at 1:15 p.m., PDT. Participants may access the conference at (888) 261-2573. To access the live Web cast, go to the company's Website at www.rainbow.com and select the Investor Relations navigation button. Click on the Web cast link. The Web cast will be available for seven business days following the conference, and will be available thereafter at the Investor Relations Archive navigation button. Audio replay will be available at (800) 642-1687 or (706) 645-9291 at approximately 4:15 p.m., PDT, on July 2, 2003, passcode reference 1596402.
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ABOUT RAINBOW TECHNOLOGIES, INC.

      Making security simple since 1979, Rainbow Technologies is a leading provider of proven information security solutions for mission-critical data and applications used in business, organization and government computing environments. Rainbow has been breaking the security paradigm by making complex security simple to implement and use for more than two decades. With headquarters in Irvine, Calif., Rainbow maintains offices and authorized distributors throughout the world. For more information, visit the Web site at http://www.rainbow.com.

      Rainbow Technologies, Rainbow Mykotronx, NetSwift iGate and iKey are trademarks of Rainbow Technologies, Inc. All other company and product names are trademarks of their respective organizations.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR"
FOR FORWARD-LOOKING STATEMENTS, CERTAIN OF WHICH ARE CONTAINED IN THIS PRESS RELEASE AND INCLUDE, BUT ARE NOT LIMITED TO, THE OUTLOOK FOR BUSINESS SEGMENT PERFORMANCE, REVENUE, BACKLOG, AND GLOBAL BUSINESS ENVIRONMENT. THESE STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE AND ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES THAT COULD IMPACT ACTUAL RESULTS.